Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Prices Offering of $200 Million of
Senior Secured Second Lien Notes Due 2022
Syracuse, New York. April 15, 2015 - (Businesswire) - Carrols Restaurant Group, Inc. (NASDAQ: TAST) announced today that it has priced a private offering of $200 million of 8.00% senior secured second lien notes due 2022. The notes will be issued at par. The offering is expected to close on April 29, 2015, subject to customary closing conditions.
Carrols Restaurant Group intends to use the net proceeds of the private offering of the senior secured second lien notes (i) to repurchase its outstanding $150 million principal amount of 11.25% senior secured second lien notes due 2018 tendered pursuant to a tender offer (or through a redemption or other repurchase or retirement of any such notes not purchased in a tender offer), (ii) to pay related fees and expenses and (iii) for working capital and general corporate purposes, including for possible future acquisitions and for potential capital expenditures to remodel restaurants.
The senior secured second lien notes of Carrols Restaurant Group will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws, and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from such registration requirements. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.
This press release is for informational purposes only and is not (i) an offer to sell or a solicitation of an offer to purchase the 8.00% senior secured second lien notes due 2022 of Carrols Restaurant Group, or (ii) an offer to purchase or a solicitation of an offer to sell, Carrols Restaurant Group's outstanding 11.25% senior secured second lien notes due 2018. This press release also is not a solicitation of consents to the proposed amendments to the indenture.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.